Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of Northwest Pipe Company and Subsidiaries (which report included an explanatory paragraph referring to Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109) and the effectiveness of Northwest Pipe Company’s internal control over financial reporting dated March 17, 2008, appearing in the Annual Report on Form 10-K of Northwest Pipe Company and Subsidiaries for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP
Portland, Oregon July 25, 2008